Exhibit 10.1
Agreement to Sell
This Agreement to Sell (the “Agreement”) is being executed on this Eighteenth day of November, 2009, at Bangalore by and between:
I.	Bhoruka Financial Services Limited, a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at 35/9, Langford Road Cross, Langford Town, Bangalore 560 025 (hereinafter referred to as the “Seller”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors-in-interest and permitted assigns) acting through its authorized signatory, Mr. Amit Grover appointed by way of a Board Resolution dated November 13, 2009 of the First Part

PAN Number: AACCB0771E
AND
II.	NetApp India Private Limited, a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at 3rd Floor, Fair Winds Block, Embassy Golflinks Business Park, Off Indiranagar-Koramangala Intermediate Ring Road, Bangalore 560 071 (hereinafter referred to as the “Buyer” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors-in-interest and permitted assigns) acting through its authorized signatory, Mr. Vikram Shah, appointed by way of a Board Resolution dated November 13, 2009 of the Second Part

PAN Number: AABCN4063A
The Seller and the Buyer are hereinafter individually referred to as a “Party” and collectively as the “Parties”, as the context may require.
WHEREAS
A.	The Seller is the absolute owner of fifteen (15) acres of land bearing survey numbers 26, 31 and 32 of Hoodi Village, Krishnarajapuram Hobli, Bangalore South Taluk, as more fully described in the Schedule to this Agreement including all developments thereon (the “Schedule Property”) and is fully competent to deal with the Schedule Property in any manner whatsoever;
B.	The Buyer has completed the physical assessment of the Schedule Property and after due inspection and verification of the Schedule Property, ownership record of the Schedule Property and other documents relating to the title, nature and usage of the Schedule Property, competency and all other relevant details and pursuant thereto, the Buyer is executing this Agreement;
C.	The Buyer has completed a physical inspection of the Schedule Property and is aware of the current physical condition of the Schedule Property. The Buyer has approached the

Seller to purchase the Schedule Property, in its current physical condition as on the date of this Agreement, without any further improvements thereon;
D.	The Buyer confirms that it is executing this Agreement with full knowledge of all the laws, bye-laws, rules and regulations issued by any governmental authority having jurisdiction over the Schedule Property, which are applicable to the Schedule Property;
E.	The Seller represents and warrants that it has obtained the approval of its Board of Directors and shareholders for sale of the Schedule Property and the Buyer acknowledges receipt of copies of such records; and
F.	The Seller has agreed to sell the Schedule Property to the Buyer in accordance with the terms hereof.
NOW THIS AGREEMENT TO SELL WITNESSETH AS UNDER:
1.	Consideration
1.1.	The Seller hereby agrees to convey the Schedule Property to the Buyer for a total consideration of Rs.121,50,00,000/- (Rupees One Hundred and Twenty One Crore Fifty Lakh Only; the “Consideration”). The Parties agree that the Consideration shall be paid to the Seller in the following manner.

1.2.	The Parties shall mutually appoint an “Escrow Agent” who shall act as an escrow agent to the Parties and the Parties and the Escrow Agent shall execute an “Escrow Agreement” simultaneous to the execution of this Agreement.

1.3.	Within a period of five (5) days (or such further time period as may be mutually agreed to between the Parties) from the execution of the Escrow Agreement, the Buyer shall deposit twenty percent (20%) of the Consideration, amounting to Rs.24,30,00,000/- (Rupees Twenty Four Crore Thirty Lakh Only; the “Escrow Amount”) with the Escrow Agent as an earnest money deposit.

1.4.	Simultaneous to the execution and registration of the Sale Deed and subject to the satisfaction of the conditions set out in Annexure I hereto to the mutual satisfaction of the Parties (or the waiver by the Buyer of such conditions in writing) (i) the Seller and the Buyer shall issue a Release Certificate (as hereinafter defined) to the Escrow Agent authorizing the release of the Escrow Amount along with interest thereon to the Seller, and pursuant thereto, the Escrow Agent shall release the Escrow Amount along with interest thereon to the Seller by way of a demand draft; and (ii) the Buyer shall also pay the remaining eighty percent (80%) of the Consideration, being a sum of Rs.97,20,00,000/- (Rupees Ninety Seven Crore Twenty Lakh Only) to the Seller by way of a demand draft. It is clarified that the obligations of each of the Parties in this Clause 1.4 are interdependent on each other. None of the actions set out in this Clause 1.4 shall be deemed to have occurred unless all of the obligations specified in this Clause 1.4 are complied with and are fully effective in accordance with the provisions hereof.

1.5.	“Release Certificate” shall mean a certificate in writing issued jointly by the Parties in terms of Clause 1.4, Clause 10.1, Clause 10.2 or Clause 10.3 of this Agreement, authorizing the Escrow Agent to release the Escrow Amount and the applicable interest thereon to either the Buyer or the Seller, as more fully set out in the applicable Clause hereof. The Release Certificate shall be in the form set out at Annexure II.
2.	The Buyer has issued a notification to the public of its intent to purchase the Schedule Property in a form mutually agreed between the Parties. In case of any objection by any third party affecting the Seller’s title to the Schedule Property received in response to the public notification issued on November 10, 2009 and November 11, 2009, the same shall be addressed by the Seller on or before the Long Stop Date (as hereinafter defined).
3.	In the event the Seller has completed its obligations under Annexure I, the Seller shall inform the Buyer about such completion and the Buyer shall revert to the Seller within two (2) working days, either confirming such completion or setting out its reservations. It is however expressly clarified that failure by a Party to provide notice to the other Party within the timeframes set out in this Clause 3 shall not give rise to any implied rights or waiver of rights in favour of the other Party.

Upon completion by the Seller of the items mentioned in Annexure I (or waiver thereof in writing by the Buyer), the Parties shall execute a sale deed in a mutually agreed form in line with the understandings set out in this Agreement (the “Sale Deed”) conveying the Schedule Property from the Seller to the Buyer on or before December 5, 2009 or such further date as may be mutually agreed by the Parties in writing (the “Long Stop Date”).

The Parties expressly confirm the understanding that in the event the Seller has completed its obligations hereunder to the mutual satisfaction of the Parties prior to such extended Long Stop Date, the Parties shall by mutual agreement in writing advance the Long Stop Date which shall in no case be beyond three (3) days from the date of completion of the items mentioned in Annexure I, and such advanced date shall be deemed to be the “Long Stop Date”.
4.	The Buyer shall carry out the registration of the Sale Deed with the jurisdictional sub-registrar and shall bear on its account and pay all stamp duties and registration charges levied on the Sale Deed including any other administrative costs, etc. The Seller shall provide all necessary assistance in relation thereto, including ensuring the availability of its signatory for the aforesaid registration as and when required by the Buyer subject to mutual convenience.
5.	It is agreed between the Parties that the Seller shall endeavour to complete the items mentioned in Annexure I to this Agreement prior to the Long Stop Date.
6.	A copy of the Perpetual Easementary Rights Agreement with regard to the Schedule Property and the property to the rear of the Schedule Property is annexed to this Agreement as Annexure III.
7.	The Parties agree to make all reasonable efforts to hold the existence of the negotiations between them relating to the transaction set out herein (the “Negotiations”) in confidence, and shall not at any time disclose or permit the disclosure of the existence or substance of the Negotiations to any person, without, in each case, obtaining the other Party’s prior written consent. Notwithstanding the foregoing, either Party may disclose the existence of the Negotiations to its legal counsel, accountants, real estate consultants, lenders, engineers, and other persons who need to be aware of the existence of the Negotiations.

8.	Representations, Warranties and Covenants of the Seller
8.1.	The Seller represents, warrants and covenants as follows:
8.1.1.	That it is the sole and absolute owner of the Schedule Property;

8.1.2.	That as on the date of this Agreement, the Schedule Property is free from any and all encumbrances, liens, mortgages, charges, actions, acquisition or requisition proceedings, any other legal proceedings, agreements, tenancies, fines, penalties, taxes, third party covenants and conditions, third party rights or restrictions of any kind or nature whatsoever, except as regards the Perpetual Easementary Rights Agreement executed on July 25, 2005, a copy of which is appended herewith as Annexure III or any covenants and conditions attached to governmental approvals or licenses and shall be conveyed and transferred to the Buyer in terms thereof;

8.1.3.	The Seller shall perform its obligations under this Agreement within the time frame provided in this Agreement and in accordance with this Agreement;

8.1.4.	That the Seller shall hand over to the Buyer all the original title documents and certified copies of revenue records pertaining to the Schedule Property simultaneously with the execution of the Sale Deed;

8.1.5.	That as on the date of this Agreement, the Seller is in compliance with all relevant environmental, local land reforms/revenue laws/rules and/or regulations, as applicable, as regards the Schedule Property, and no notice of non-compliance of any of the aforesaid laws, rules or regulations has been received by the Seller; and

8.1.6.	That all taxes, cesses, betterment charges and all other public dues, as applicable, in respect of the Schedule Property have been paid as on the date hereof. The Buyer acknowledges that it has perused a receipt evidencing payment of property tax to the relevant authorities by the Seller for the year 2009-10.
9.	Representations, Warranties and Covenants of the Buyer
9.1.	The Buyer represents, warrants and covenants as follows:

9.1.1.	The Buyer shall perform its obligations under this Agreement within the time frame provided in the Agreement and in accordance with this Agreement;

9.1.2.	The Buyer confirms that it is executing this Agreement with full knowledge of all the laws, bye-laws, rules and regulations issued by any governmental authority having jurisdiction over the Schedule Property, which are applicable to the Schedule Property;

9.1.3.	The Buyer shall immediately upon receipt forward a copy of the objections received in response to the public notice published in accordance with Clause 2. Copies of all objections received, along with all supporting documents received, shall be forwarded to the Seller by the Buyer by e-mail and speed post;

9.1.4.	The Buyer has completed the physical assessment of the Schedule Property and after due inspection and verification of the Schedule Property, ownership record of the Schedule Property and other documents relating to the title, nature and usage of the Schedule Property, competency and all other relevant details and pursuant thereto, the Buyer is executing this Agreement;

9.1.5.	All taxes, cesses, betterment charges and all other public dues, as applicable, in respect of the Schedule Property accruing from the date of execution and registration of the Sale Deed shall be the sole liability of the Buyer and the Seller shall have no liability whatsoever in respect thereto;

9.1.6.	The Buyer shall obtain requisite statutory approvals and licenses to carry out development on the Schedule Property and the Seller shall have no liability whatsoever in respect thereto;

9.1.7.	The Buyer has received from the Seller copies of the encumbrance certificates relating to (i) portions of the Schedule Property being Survey Numbers 26 and 31 for the period between April 1, 1928 and October 21, 2009; and (ii) a portion of the Schedule Property being Survey Number 32 for the period between April 1, 1928 and April 6, 2009, in both cases depicting the details of the prior transactions pertaining to these properties. The Buyer shall, at its own cost and expense, obtain encumbrance certificates for (iii) portions of the Schedule Property being Survey Numbers 26 and 31 relating to the period between October 22, 2009 and the date prior to the execution of the Sale Deed; and (iv) a portion of the Schedule Property being Survey Number 32 relating to the period between April 7, 2009 and the date prior to the execution of the Sale Deed;

9.1.8.	In the event of termination of this Agreement in accordance with Clause 10 below, the Buyer shall have no claim whatsoever on the Schedule Property or against the Seller and the Seller shall not be liable/responsible for costs and expenses incurred by the Buyer in any manner in this respect; and

9.1.9.	The Buyer is fully entitled to execute this Agreement and has been duly authorised by its Board of Directors to enter into the transaction set out herein.
10.	Termination
10.1.	The Buyer agrees that if it fails to execute the Sale Deed as per the terms of this Agreement, and provided that the Seller has complied with all its obligations as required to be complied with as of the date of execution and registration of the Sale Deed, then:
10.1.1.	the Seller and the Buyer shall issue a Release Certificate to the Escrow Agent authorizing the release of the Escrow Amount to the Seller, and pursuant thereto the Escrow Amount along with the interest shall be handed over by the Escrow Agent to the Seller. The Buyer shall not raise any objections to such release of the Escrow Amount along with interest thereon to the Seller as aforesaid. The Escrow Agreement will become null and void thereafter;

10.1.2.	This Agreement would automatically and without any notice terminate and become invalid, ineffective and incapable of enforcement in any manner whatsoever and the Buyer shall be left with no right, title or interest in respect of the Schedule Property stipulated herein;

10.1.3.	the Buyer shall have no claim whatsoever on the Schedule Property and shall not raise any dispute or objection with regard to such release of the Escrow Amount along with interest thereon to the Seller as aforesaid;

10.1.4.	Neither Party shall be liable/responsible for costs and expenses incurred by the other Party in any manner in this respect; and

10.1.5.	The obligations of each of the Parties in this Clause 10.1 are interdependent on each other. None of the actions set out in this Clause 10.1 shall be deemed to have occurred unless all of the obligations specified in this Clause 10.1 are complied with and are fully effective in accordance with the provisions hereof.
10.2.	The Seller agrees that in the event the Seller fails to complete its obligations as set out in Annexure I to the mutual satisfaction of the Parties on or before the Long Stop Date, then:
10.2.1.	the Seller and the Buyer shall issue a Release Certificate to the Escrow Agent authorizing the release of the Escrow Amount to the Buyer, and pursuant thereto the Escrow Amount along with the interest thereon shall be handed over by the Escrow Agent to the Buyer. The Seller shall not raise any objections to such release of the Escrow Amount along with interest thereon to the Buyer as aforesaid. The Escrow Agreement will become null and void thereafter;

10.2.2.	this Agreement would automatically and without any notice terminate and become invalid, ineffective and incapable of enforcement in any manner whatsoever and the Buyer shall be left with no right, title or interest in respect of the Schedule Property stipulated herein;

10.2.3.	the Buyer shall have no claim whatsoever on the Schedule Property;

10.2.4.	the Seller shall not raise any dispute or objection with regard to such release of the Escrow Amount along with interest thereon to the Buyer as aforesaid;

10.2.5.	neither Party shall be liable/responsible for costs and expenses incurred by the other Party in any manner in this respect; and

10.2.6.	the obligations of each of the Parties in this Clause 10.2 are interdependent on each other. None of the actions set out in this Clause 10.2 shall be deemed to have occurred unless all of the obligations specified in this Clause 10.2 are complied with and are fully effective in accordance with the provisions hereof.
10.3.	In the event the Sale Deed has not been executed and registered as of the Long Stop Date for any reason whatsoever other than as set out in Clause 10.1 or Clause 10.2, then:
10.3.1.	the Seller and the Buyer shall issue a Release Certificate to the Escrow Agent authorizing the release of the Escrow Amount to the Buyer, and pursuant thereto the Escrow Amount along with the interest shall be handed over by the Escrow Agent to the Buyer. The Seller shall not raise any objections to such release of the Escrow Amount along with interest thereon to the Buyer as aforesaid. The Escrow Agreement will become null and void thereafter;

10.3.2.	this Agreement would automatically and without any notice terminate and become invalid, ineffective and incapable of enforcement in any manner whatsoever and the Buyer shall be left with no right, title or interest in respect of the Schedule Property stipulated herein;

10.3.3.	the Buyer shall have no claim whatsoever on the Schedule Property;

10.3.4.	the Seller shall not raise any dispute or objection with regard to such release of the Escrow Amount along with interest thereon to the Buyer as aforesaid;

10.3.5.	neither Party shall be liable/responsible for costs and expenses incurred by the other Party in any manner in this respect; and

10.3.6.	the obligations of each of the Parties in this Clause 10.3 are interdependent on each other. None of the actions set out in this Clause 10.3 shall be deemed to have occurred unless all of the obligations specified in this Clause 10.3 are complied with and are fully effective in accordance with the provisions hereof.
10.4.	The Buyer agrees that if it fails to deposit the Escrow Amount into the Escrow Account within a period of five (5) days (or such further time period as may be mutually agreed to between the Parties) from the execution of the Escrow Agreement, the Seller shall be entitled to terminate this Agreement. In such event, the Parties shall jointly terminate the Escrow Agreement and pursuant to such termination, this Agreement would become invalid, ineffective and incapable of enforcement in any manner whatsoever and the Buyer shall be left with no right, title or interest in respect of the Schedule Property stipulated herein.

10.5.	The Parties shall bear their respective costs, expenses etc. incurred by them in pursuance of the transaction set out herein.
11.	The Seller agrees that during the validity of this Agreement, it shall not offer the Schedule Property for sale/purchase to any third parties or carry on any discussions or negotiations with any third parties in relation to the sale/purchase of the Schedule Property or any portion thereof.
12.	It is expressly understood by both Parties that this Agreement shall be a binding agreement between the Parties.
13.	The disputes or differences arising between the Parties out of or relating to this Agreement, interpretation or performance of the terms and conditions of the Agreement shall be submitted to Arbitration for final adjudication. Arbitration proceedings shall be conducted by a sole arbitrator who shall be jointly appointed by the Parties. In the event the Parties are unable to agree upon a sole arbitrator, each Party shall appoint one (1) arbitrator and the two (2) arbitrators so appointed shall jointly appoint a third, presiding arbitrator. Such arbitration shall be in accordance with the Arbitration and Conciliation Act, 1996 (the “Arbitration Act”) and the rules made thereunder and/or any statutory modification or reenactment thereof for the time being in force. The decision of the arbitrator(s) shall be final and binding upon the Parties. The venue of arbitration shall be New Delhi and the language of Arbitration shall be English.
14.	The Schedule, Annexure I, Annexure II, Annexure III and Annexure IV to this Agreement shall form an integral part of this Agreement.

15.	Notices
15.1.	All notices under this Agreement will be given in writing, postage prepaid, by certified or registered mail, return receipt requested, by personal delivery, or by reputable national overnight courier, at the addresses listed below. Notices will be deemed delivered within twenty four (24) hours of dispatch if sent via facsimile and within seventy two (72) hours of dispatch in the event of the same being sent via prerecorded delivery. The respective addresses for such purposes are:

If to the Seller:	Bhoruka Financial Services Limited
11th Floor, DLF Gateway Tower,
DLF City Phase III,
Gurgaon, Haryana 122002 India
Fax:	+91 124 4057414
email:	gemawat-sanjeev@dlf.in
Attention:	Dr. Sanjeev Gemawat
With a copy to

DLF Commercial Developers Limited
10th Floor, DLF Gateway Tower,
DLF City Phase III,
Gurgaon, Haryana 122002 India
Attention:	Mr. Amit Grover

If to the Buyer:	NetApp India Private Limited
3rd Floor, Fair Winds Block,
EGL Software Park,
Off Intermediate Ring Road,
Bangalore 560 071, India
Fax:	+91 80 4151 0251
Attention:	Vikram Shah
Vice President and General Manager

With a copy to:

NetApp India Private Limited
26/F Cambridge House, Taikoo Place
979 Kings Road
Quarry Bay
Hong Kong

Attention:	Mitchell Stocks
Director
Either Party may change its notice address from time to time by delivering notice thereof to the other Party in accordance with this Clause 15.

16.	Entirety
16.1.	This Agreement, including the attached Schedule and Annexures, and read along with the Escrow Agreement, constitutes the entire agreement between the Parties pertaining to the Schedule Property, and supersedes any other prior oral or written communications, representations or statements with respect to the transaction contemplated in this Agreement.

16.2.	The Seller agrees that it shall take such steps as the Buyer may reasonably require, at the Buyer’s cost, to more perfectly assure the conveyance of ownership rights in the Schedule Property to the Buyer.
17.	Amendment
17.1.	This Agreement may not be modified, altered or amended in any manner except by an instrument in writing executed by the Parties.
18.	Severability
18.1.	If any part of this Agreement is found by a court of competent jurisdiction or other competent authority to be invalid, unlawful or unenforceable then such part will be severed from the remainder of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.
19.	Waiver
19.1.	No delay or failure by either Party to exercise any of its powers, rights or remedies under this Agreement will operate as a waiver of them, nor will any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. Any waiver to be effective must be in writing.
20.	Governing Law
20.1.	This Agreement shall be governed by and construed in accordance with the laws of the Republic of India.
21.	Counterparts
21.1.	This Agreement may be executed in counterparts. Each such counterpart shall be considered an original for all legal purposes. It is clarified that the stamped counterpart of the Agreement shall be retained by the Buyer and the Seller shall retain (i) an unstamped counterpart of the Agreement; and (ii) a certified copy of the stamped counterpart of the Agreement.

Possession of the Schedule Property is not handed over on this Agreement.
Schedule
Schedule-A
All that piece and parcel of a portion of the properties bearing Survey Nos.26, 26/1 and 31 of Hoodi Village, Krishnarajapuram Hobli, Bangalore South Taluk admeasuring 14 acres and 19 guntas, bearing City Municipal khata No.45 and presently bearing Bruhat Bangalore Mahanagara Palike khata No.44A situated in Mahadevapura Industrial Area, Ward No.1, converted from agricultural to non-agricultural industrial purposes by way of (i) conversion order bearing number OM/M/ALN/SR/6021 dated November 9, 1971, issued by the Deputy Commissioner, Bangalore District as regards Survey Number 26/1; and (ii) conversion order bearing number

B.Dis.ALN.SR.5770 dated May 31, 1971, issued by the Deputy Commissioner, Bangalore District as regards Survey Number 31 and bounded as follows:

East by	:	Land in Survey Nos.34, 35 and 36;
West by	:	Remaining portions in Survey Nos.26 and 31;
North by	:	Land in Survey Nos.30 and 34;
South by	:	Road.
Schedule-B
All that piece and parcel of the property bearing Survey No.32 of Hoodi Village, Krishnarajapuram Hobli, Bangalore South Taluk admeasuring 21 guntas bearing City Municipal Council khata No.45 and presently bearing Bruhat Bangalore Mahanagara Palike khata No.44A situated in Mahadevapura Industrial Area, Ward No.1, converted from agricultural to industrial usage by way of conversion order bearing number BDS/ALN/SR/Eas 66/2004-05 dated June 25, 2004, issued by the Deputy Commissioner, Bangalore District as regards Survey Number 32 and bounded as follows:

East by	:	Land in Survey Nos.34;
West by	:	Land in Survey No. 31 belonging to M/s Bhoruka Financial Services Ltd. and Survey No.30;
North by	:	Land bearing Survey Nos.30 and 34;
South by	:	Land bearing Survey No.31 belonging to M/s Bhoruka Financial Services Ltd.
The usage of the composite property bearing Survey Numbers 26(p), 31(p) and 32 was changed from industrial purposes to commercial (software park) purposes by way of the Commencement Certificate dated April 7, 2006 issued by the Commissioner, Bangalore Development Authority.
IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL TO THESE PRESENTS ON THIS THE EIGHTEENTH DAY OF NOVEMBER, 2009 IN THE PRESENCE OF THE FOLLOWING WITNESSES:

Bhoruka Financial Services Limited	Witness:

Signature:	Signature:

Name: Amit Grover	Name:

Title: Authorised Signatory	Date:

Date: November 18, 2009	Address:

NetApp India Private Limited	Witness:

Signature:	Signature:

Name: Vikram Shah	Name:

Title: Director	Date:

Date: November 18, 2009	Address:

Annexure I
1.	An endorsement from the Karnataka Industrial Areas Development Board to the effect that no part of the Schedule Property has been notified for acquisition;
2.	Clearing of (i) all objections received to the public notice issued, to the mutual satisfaction of the Parties and clearing of any title issues uncovered as a result of the public notice issued; and (ii) any encumbrances depicted in encumbrance certificate obtained by the Buyer as regards portions of the Schedule Property being Survey Numbers 26 and 31 relating to the period between October 22, 2009 and the date prior to the execution of the Sale Deed and a portion of the Schedule Property being Survey Number 32 relating to the period between April 7, 2009 and the date prior to the execution of the Sale Deed; and
3.	Execution of a power of attorney by the Seller in favour of an authorised representative of the Buyer, in accordance with the format annexed herewith as Annexure IV and to be handed over to the Buyer at the time of execution of the Sale Deed.

Annexure II
Format of Release Certificate
To,
[Standard Chartered Bank]
[insert address]
Attn: [officer]
Re: Escrow Agreement dated [date]
We the undersigned write to you pursuant to the Escrow Agreement executed between Standard Chartered Bank (the “Escrow Agent”), NetApp India Private Limited (the “Buyer”) and Bhoruka Financial Services Limited (the “Seller”) on [date] (the “Escrow Agreement”). Pursuant to Clause 3.1 of the Escrow Agreement, we hereby jointly notify the Escrow Agent to release the Escrow Amount to the [Buyer][Seller], forthwith and without demur. We hereby instruct you to do the following:
(i)	Hand over the demand draft for Escrow Amount along with the interest accrued thereon to the [Buyer][Seller]; and

(ii)	Close the “Escrow A/C-Bhoruka/NetApp” bearing account number 45605101966.
We hereby acknowledge that on acting as per our aforesaid instructions, you shall be discharged of all your obligations and liabilities under the Escrow Agreement.
We hereby confirm that we shall provide you with our acknowledgement upon the receipt of the demand draft.
Words and expressions used but not defined herein shall have their respective meanings set forth in the Escrow Agreement.
Kindly acknowledge the receipt of this letter.
For NetApp India Private Limited
Authorised Signatory
For Bhoruka Financial Services Limited
Authorised Signatory

Annexure III
Perpetual Easementary Rights Agreement
- as enclosed -
[not filed herewith]

Annexure IV
Template Power of Attorney
KNOW ALL BY THESE PRESENTS THAT Bhoruka Financial Services Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 35/9, Langford Road Cross, Langford Town, Bangalore 560 025 (the “Grantor”), represented herein by its [designation], [name] does hereby state as follows:
WHEREAS:
1.	The Grantor is the lawful and absolute owner of the property bearing Survey Nos.26, 31 and 32, Hoodi Village, Krishnarajapuram Hobli, Bangalore South Taluk, admeasuring fifteen (15) acres (more particularly described in the Schedule herein and hereinafter referred to as the “Schedule Property”). The Grantor has agreed to convey the Schedule Property in favour of NetApp India Private Limited (the “Purchaser”), a company incorporated under the Companies Act, 1956 and having its registered office at 3rd Floor, Fair Winds Block, Embassy Golflinks Business Park, Off Indiranagar-Koramangala Intermediate Ring Road, Bangalore 560 071 by way of an Agreement to Sell dated November 18, 2009; and

2.	At the request of the Purchaser, the Grantor wishes to appoint an attorney to represent it before the appropriate authorities, make requisite applications on its behalf, sign and execute such applications and to perform all acts and deeds necessary for the purposes as mentioned in this Power of Attorney.
NOW KNOW ALL MEN BY THESE PRESENTS THAT the Grantor, represented herein by its [designation], [name], does hereby and hereunder nominate, appoint and constitute on the day hereinabove stated [insert name of the attorney], son of [insert father’s name], residing at [insert address], as its true and lawful attorney (the “Attorney”), to act in its name and its behalf, to do and execute all or any of the following acts, deeds and things only and only for the purpose as mentioned in this Power of Attorney:
A.	To represent, follow up, make payment of requisite fees, obtain updates from the appropriate authorities; make, sign and execute requisite applications, appear before the appropriate authorities, execute documents required by such appropriate authorities and perform all acts and deeds necessary to obtain requisite endorsements from the appropriate authority, to denote that the property converted from agricultural to non-agricultural, industrial purposes, in terms of the Official Memorandum dated 31/05/1971 bearing No.B.Dis.ALN.SR.5770 issued by the Deputy Commissioner, Bangalore District was the property which currently forms a part of the property bearing Bruhat Bangalore Mahanagara Palike Khata No.44A, located at Mahadevapura Industrial Area, Ward No.1, Krishnarajapuram Hobli, Bangalore South Taluk (the “Said Property”);

B.	To update the relevant RTC extracts to depict the conversion of the Said Property from agricultural purposes to non-agricultural, industrial purposes;

C.	To do, execute and perform any other acts, deeds, matters or things whatsoever which in the opinion of the Attorney ought to be done, executed and performed in relation to obtaining requisite endorsements to denote that the property converted from agricultural to non-agricultural, industrial purposes, in terms of the Official Memorandum dated 31/05/1971 bearing No.B.Dis.ALN.SR.5770 issued by the Deputy Commissioner, Bangalore District was the Said Property; which was acquired by the Grantor under a sale deed dated 13/11/1970 registered as Document No.3957/70-71 at the office of the Sub Registrar, Bangalore South Taluk and in relation to updating the relevant RTC extracts to depict the conversion of the Said Property from agricultural purposes to non-agricultural, industrial purposes; and

D.	The Grantor hereby agrees and undertakes to ratify and confirm all and whatsoever the Attorney, under the power in that behalf hereinbefore contained, shall lawfully do, execute or perform in exercise of the power, authorities and liberties hereby conferred upon, under and by virtue of this Power of Attorney.
SCHEDULE
Schedule-A
All that piece and parcel of a portion of the properties bearing Survey Nos.26, 26/1 and 31 of Hoodi Village, Krishnarajapuram Hobli, Bangalore South Taluk admeasuring 14 acres and 19 guntas, bearing City Municipal Council khata No.45 and presently bearing Bruhat Bangalore Mahanagara Palike khata No.44A situated in Mahadevapura Industrial Area, Ward No.1, Krishnarajapuram Hobli, Bangalore South Taluk and bounded as follows:

East by	:	Land in Survey Nos.34, 35 and 36;
West by	:	Remaining portions in Survey Nos.26 and 31;
North by	:	Land in Survey Nos.30 and 34;
South by	:	Road.
Schedule-B
All that piece and parcel of the property bearing Survey No. 32 of Hoodi Village, Krishnarajapuram Hobli, Bangalore South Taluk admeasuring 21 guntas bearing City Municipal Council khata No.45 and presently bearing Bruhat Bangalore Mahanagara Palike khata No.44A situated in Mahadevapura Industrial Area, Ward No.1, Krishnarajapuram Hobli, Bangalore South Taluk and bounded as follows:

East by	:	Land in Survey No.34;
West by	:	Land in Survey No.31 belonging to M/s Bhoruka Financial Services Ltd. and Survey No.30;
North by	:	Land bearing Survey Nos.30 and 34;
South by	:	Land bearing Survey No.31 belonging to M/s Bhoruka Financial Services Ltd.

IN WITNESS WHEREOF, Bhoruka Financial Services Limited represented by its [designation], [name], has affixed its signature to this POWER OF ATTORNEY on this [insert date] of [insert month], 2009, at Bangalore in the presence of the following witnesses.
Identified by:
[name]
[designation]
For and on behalf of Bhoruka Financial Services Limited
EXECUTANT
I ACCEPT THE POWERS CONFERRED ON ME BY THIS DOCUMENT
(signature of the Power of Attorney Holder)
   POWER OF ATTORNEY HOLDER
WITNESSES:

1.	2.